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                                                                    EXHIBIT 4.15

                                                                       EXHIBIT A



              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                            AURORA ELECTRONICS, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

                  ___________________________________________


                 AURORA ELECTRONICS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Restated Certificate of Incorporation, as amended, of the Corporation, the following resolution was adopted as of October 24, 1997 by the Board of Directors of the Corporation pursuant to Section 141 of the Delaware General Corporation Law:

                 "RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation's Restated Certificate of Incorporation, as amended, of the total authorized number of 1,000,000 shares of Preferred Stock, par value $.01 per share, of the Corporation, there shall be designated a series of 20,000 shares which shall be issued in and constitute a single series to be known as "Series D Convertible Preferred Stock" (hereinafter called the "Series D Convertible Preferred Stock"). The shares of Series D Convertible Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:






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                 1.       Dividends.  (a)  The holders of shares of Series D
Convertible Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $7.00 per share per annum, and no more, payable as provided herein or when and as declared by the Board of Directors of the Corporation. Such dividends shall be cumulative and shall accrue from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. Accrued but unpaid dividends shall not bear interest. The Board of Directors of the Corporation may fix a record date for the determination of holders of Series D Convertible Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

                 (b) As long as any shares of Series D Convertible Preferred Stock shall remain outstanding, in no event shall any dividend be declared or paid upon, nor shall any distribution be made upon, any Junior Capital Stock (as defined herein), other than a dividend or distribution payable solely in shares of common stock of the Corporation, nor shall any shares of Junior Capital Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of shares of any Junior Capital Stock, unless, in each such case, (i) full cumulative dividends on the outstanding shares of Series D Convertible Preferred Stock shall have been declared and paid and (ii) any arrears or defaults in any redemption of shares of Series D Convertible Preferred Stock shall have been cured. The term "Junior Capital Stock" as used herein means any shares of capital stock of the Corporation, including the Corporation's Common Stock, par value $.03 per share (the "Common Stock"), other than shares of the Corporation's capital stock permitted to rank on a parity with or senior to the Series D Convertible Preferred Stock pursuant to
Section 6 hereof.

                 2. Redemption. The shares of Series D Convertible Preferred Stock shall be redeemable as follows:

                 (a) Mandatory Redemption. On September 30, 2006, subject to the terms of the Credit Agreement dated as of





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March 29, 1996 (as amended, the "Credit Agreement"), among Aurora Electronics
Group, Inc., the Corporation and the Guarantors named therein, the Lenders named therein and The Chase Manhattan Bank (formerly known as Chemical Bank, N.A.), as Agent, the Corporation shall redeem (the "Mandatory Redemption") all of the shares of Series D Convertible Preferred Stock then outstanding, at a redemption price of $100 per share, plus all accrued but unpaid dividends to which the holders of the Series D Convertible Preferred Stock are then entitled pursuant to Section 1 above as of such date.

                 (b) Optional Redemption. Subject to the terms of the Credit Agreement, upon the occurrence of any of the following (each a "Corporate Disposition"):

                 (i) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any "person" or "group" other than the WCAS Group, or

                (ii) the acquisition of "beneficial ownership" by any "person" or "group" other than the WCAS Group, of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, then each holder of any share or shares of Series D Convertible Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem (the "Optional Redemption"), any or all of such holder's shares of Series D Convertible Preferred Stock (any such redemption of less than all of a holder's shares to be in integral multiples of 1,000 shares) on or prior to the effective date of such Corporate Disposition, at a redemption price of $100 plus all accrued but unpaid dividends to which the holders of the Series D Convertible Preferred Stock are then entitled pursuant to Section 1 above as of such date. Such option shall be exercised by written notice to the Corporation given within fifteen days of the date of receipt of the Redemption Notice (as defined herein) to be delivered pursuant to Section 2(e) below.





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                 For purposes of this Certificate of Designations: (i) the
terms "person" and "group" shall have the meaning set forth in Section 13(d)(3) of the Exchange Act, whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, (iii) any "person" or "group" will be deemed to beneficially own any voting stock of the Company so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Company, and (iv) the term "WCAS Group" shall mean Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), WCAS Capital Partners II, L.P., a Delaware limited partnership, and any general partners thereof.

                  Any date on which any shares of Series D Convertible Preferred Stock are to be redeemed as herein provided is hereinafter called a "Redemption Date." The price at which any shares of Series D Convertible Preferred Stock are to be redeemed as herein provided is hereinafter called the "Redemption Price."

                 (c) Notice of Redemption. At least 20 days (and not more than 60 days) prior to any Redemption Date (which in the case of any Optional Redemption shall be prior to the effective date of any such sale, lease or transfer of assets or consolidation, merger or other transaction), written notice thereof (a "Redemption Notice") shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Series D Convertible Preferred Stock, at his, her or its address last shown on the records of the transfer agent of the Series D Convertible Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). The Redemption Notice shall set forth (i) the Redemption Date, (ii) the Redemption Price, (iii) in the case of the Mandatory Redemption, the total number of shares to be redeemed from all holders and the number of shares to be redeemed from such holder, and (iv) in the case of an Optional Redemption, a description of the events which will, upon the occurrence thereof, constitute a Corporate Disposition, including a summary description of the terms thereof, and





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such holder's right to exercise its option to require a redemption under
Section 2(b) hereof. In the case of a Mandatory Redemption, the Redemption Notice shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing any shares of Series D Convertible Preferred Stock to be redeemed.

                 (d) Redeemed or Otherwise Acquired Shares to be Retired. On or prior to a Redemption Date, all holders of shares of Series D Convertible Preferred Stock to be redeemed shall surrender their certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and against such surrender the Redemption Price of such shares shall be paid to the order of the person whose name appears on each such certificate as the owner thereof. Each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of redeemed Series D Convertible Preferred Stock as holders of such shares of Series D Convertible Preferred Stock (except the right to receive the Redemption Price without interest against surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation (or its transfer agent, if any) or be deemed to be outstanding for any purpose whatsoever.

                 (e) Shares to be Redeemed or Purchased. If the funds of the Corporation legally available for redemption of Series D Convertible Preferred Stock on any Redemption Date are insufficient, after redemption of any other shares ranking senior thereto, to redeem the full number of shares of Series D Convertible Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of such shares of Series D Convertible Preferred Stock ratably from each holder whose shares are otherwise required to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series D Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore





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obligated to redeem, ratably on the basis set forth in the preceding sentence.

                 3. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any shares of Junior Capital Stock by reason of their ownership thereof, an amount equal to $100 per share of Series D Convertible Preferred Stock, plus all accrued but unpaid dividends to which the holders of the Series D Convertible Preferred Stock are then entitled pursuant to Section 1 above as of such date, and no more. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders (after making all distributions to which holders of capital stock ranking senior to the Series D Convertible Preferred Stock shall be entitled) shall be insufficient to pay the holders of shares of Series D Convertible Preferred Stock the full amount to which they shall be entitled pursuant to this Section 3(a), the holders of shares of Series D Convertible Preferred Stock, and any other shares ranking on a parity therewith, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series D Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                 (b) After the payment of all amounts required to be paid pursuant to Section 3(a) to the holders of shares of Series D Convertible Preferred Stock, and any other shares ranking on a parity therewith, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Capital Stock then outstanding shall share in any distribution of the remaining assets and funds of the Corporation in the manner provided by law, in the Restated Certificate of Incorporation of the Corporation, as amended, or as provided in any pertinent Certificate of Designations of the Corporation, as the case may be.





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                 (c)      No Corporate Disposition shall be deemed to be a
liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3 (unless in connection therewith the liquidation of the Corporation is specifically approved).

                 4. Conversion. The shares of Series D Convertible Preferred Stock shall be convertible as follows:

                 (a) Right to Convert. Subject to the terms and conditions of this Section 4, the holder of any share or shares of Series D Convertible Preferred Stock shall have the right, at his, her or its option at any time, to convert any such shares of Series D Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate as to all shares at the close of business 15 days after notice thereof has been given to the holders of Series D Convertible Preferred Stock as provided in Section 4(h) hereof) into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by (i) multiplying the number of shares of Series D Convertible Preferred Stock so to be converted by $100, (ii) adding the Additional Conversion Amount (as defined in Section 4(c) herein), if any, and (iii) dividing the result by the conversion price of $1.05 or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series D Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Conversion Price"). Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series D Convertible Preferred Stock into Common Stock (such number shall either be an integral multiple of 1,000 or the total number of shares held by such holder) and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series D Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock shall be issued.





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                 (b)      Issuance of Certificates; Time Conversion Effected.
Promptly after the receipt by the Corporation of the written notice referred to in Section 4(a) above and surrender of the certificate or certificates for the share or shares of the Series D Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series D Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series D Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                 (c)      Fractional Shares; Dividends; Partial Conversion.

                 (i) No fractional shares shall be issued upon conversion of the Series D Convertible Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 4(c), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series D Convertible Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

                 (ii) Upon the conversion of any shares of Series D Convertible Preferred Stock, the Corporation will pay the holder thereof, out of funds legally available for such purpose, any accrued but unpaid dividends thereon to the





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         date of such conversion.  In the event that the Corporation is for any reason unable to pay some or all of such accrued but unpaid dividends, any amount not so paid shall (for purposes of Section 4(a) hereof) constitute the "Additional Conversion Amount." No other payment or adjustment shall be made upon any conversion on account of the Series
         D Convertible Preferred Stock so converted or the Common Stock issued upon such conversion.

               (iii) In case the number of shares of Series D Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series D Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

                 (d) Adjustment of Price Upon Issuance of Common Shares. Except as provided in Section 4(e) hereof, if and whenever (after the date of effectiveness of this Certificate of Designations and whether or not any shares of Series D Convertible Preferred Stock shall at the time have been issued and be outstanding) the Corporation shall issue or sell, or is, in accordance with subparagraphs (d)(i) through (d)(vii), deemed to have issued or sold, any shares of its Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be adjusted to the price (calculated to the nearest cent) determined by dividing (x) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series D Convertible Preferred Stock) multiplied by the then existing Conversion Price, and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series D Convertible Preferred Stock without giving effect to any adjust-





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ment in the number of shares so issuable by reason of such issue and sale).

                 No adjustment of the Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

                 For purposes of this Section 4(d), the following subparagraphs
(i) through (vii) shall also be applicable:

                 (i) Issuance of Rights or Options. Subject to Section 4(e) hereof, in case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock (other than shares of Series D Convertible Preferred Stock) or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of





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         shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

             (ii)         Issuance of Convertible Securities.  Subject to
         Section 4(e) hereof, in case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (x) except as otherwise provided in subparagraph (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (y) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 4(d), no





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         further adjustment of the Conversion Price shall be made by reason of such issue or sale.

            (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph (i) or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if





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         as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

             (iv) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph (v).

                 (v) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

             (vi) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this subparagraph (vi) upon any issuance and/or sale of shares of Common Stock, Options or Convertible





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         Securities, pursuant to an established compensation plan of the
         Corporation, to directors, officers or employees of the Corporation in connection with their employment shall be increased by the amount of any tax benefit realized by the Corporation as a result of such issuance and/or sale, the amount of such tax benefit being the amount by which the Federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

            (vii) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                 (e) Certain Issues of Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of the Conversion Price in the case of (i) the issuance of shares of Series D Convertible Preferred Stock pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement, dated as of October 24, 1997, among the Corporation, WCAS VII and the several other persons named on Schedule I thereto; (ii) the issuance of shares of Common Stock upon conversion of Series D Convertible Preferred Stock; (iii) the issuance of up to 5,559,887 shares of Common Stock to employees of the Corporation or its subsidiaries, either directly or pursuant to stock options, pursuant to plans or arrangements approved by the Board of Directors of the Corporation; or (iv) the issuance of shares of Common Stock in respect of any Convertible





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Securities issued by the Corporation prior to the date of said Series D
Convertible Preferred Stock Purchase Agreement.

                 (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation (a "Reorganization") shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Reorganization, lawful and adequate provision (in form satisfactory to the holders of a majority of the then outstanding shares of Series D Convertible Preferred Stock) shall be made whereby each holder of a share or shares of Series D Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Series D Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such Reorganization not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such Reorganization, of the Conversion Price to the value for the Common Stock reflected by the terms of such Reorganization if the value so reflected is less than the Conversion Price in effect immediately prior to such Reorganization). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock (or other equity interests, of the case may be) of the surviving corporation or business entity are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

The Corporation will not effect any Corporate Disposition unless prior to the consummation thereof the acquiring corporation or other business entity, or successor corporation or other business entity (if other than the Corporation) resulting from such Corporate Disposition, as the case may be, shall assume by written instrument (in form reasonably satisfactory to the holders of a majority of the shares of Series D Convertible Preferred Stock at the time outstanding) executed and mailed or delivered to each holder of a share or shares of Series D Convertible Preferred Stock at the last address of such holder appearing on the books of the Corporation (or its transfer agent, if any), the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                  (g) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series D Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation (or its transfer agent, if any), which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (h) Other Notices. In case at any time:

                  (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (iii) there shall be any Reorganization or Corporate Disposition or the Corporation shall become aware of any event or events that could reasonably be expected to result in a Reorganization or Corporate Disposition; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series D Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation (or its transfer agent, if any), (A) at least 15 days' prior written notice of the date on which the books of the Corporation (or its transfer agent) shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Reorganization or Corporate Disposition, and (B) in the case of any such Reorganization or Corporate Disposition, at least 15 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Reorganization or Corporate Disposition, as the case may be.

                 (i) Conversion at Corporation's Option. All outstanding shares of Series D Convertible Preferred Stock shall, at the option of the Corporation, be automatically converted into Common Stock if at any time the Corporation shall effect a firm commitment public offering of Common Stock or Convertible Securities registered pursuant to the Securities Act of 1933, as amended, resulting in proceeds to the Corporation and/or selling stockholders of not less than $20,000,000, after deduction of underwriting discounts and commissions but before deduction of other expenses of issuance, and in which the offering price to the public (or, in the case of a sale of Convertible Securities, the price per share of Common Stock payable upon conversion thereof) is not less than two times the Conversion Price. Such conversion shall be effected at the time of and subject to the closing of the sale of such shares of Common Stock.

                 (j) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Series D Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series

D Convertible Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series D Convertible Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Restated Certificate of Incorporation.

                 (k) No Reissuance of Series D Convertible Preferred Stock. Shares of Series D Convertible Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

                 (l) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series D Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Convertible Preferred Stock which is being converted.

                 (m) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series D Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series D Convertible Preferred Stock.

                 (n) Definition of Common Stock. As used in this Section 4, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.03 per share, as constituted on the date of filing of this Certificate of Designations and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Series D Convertible Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designations, any shares resulting from any combination or subdivision thereof referred to in subparagraph (v) of Section 4(d), or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 4(f).

                 5.       Voting.  Except as otherwise provided by law or in
Section 6 below, the holders of Series D Convertible Preferred Stock shall vote together with the holders of Common Stock on all matters to be voted on by the stockholders of the Corporation, and each holder of Series D Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series D Convertible Preferred Stock held by such holder on the record date for the determination of stockholders entitled to vote.

                 6. Restrictions. So long as any shares of Series D Convertible Preferred Stock are outstanding, without the consent of the holders of a majority of the Series D Convertible Preferred Stock at the time outstanding given in person or by proxy, either in writing or at a special meeting called for that purpose at which the holders of the Series D Convertible Preferred Stock shall vote separately as a class, the Corporation may not (i) effect, validate or permit a Corporate Disposition; (ii) effect or validate the amendment, alteration or repeal of any provision hereof which would amend or repeal the dividend, voting, conversion, redemption or liquidation rights of the Series D Convertible Preferred Stock set forth herein; (iii) effect or validate the amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation or the By-laws of the Corporation; or (iv) (A) create or authorize any additional class or series of stock ranking senior to or on a parity with the Series D Convertible Preferred Stock as to dividends or as to rights upon redemption, liquidation, dissolution or winding up, or (B) increase the authorized number of shares of the Series D Convertible Preferred Stock or of any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series D Convertible Preferred Stock as to dividends or as to rights upon redemption, liquidation, dissolution or winding up, whether any such creation or authorization or increase shall be by means of amendment hereof, amendment of the Restated Certificate of Incorporation of the Corporation, Certificate of Designations or amendment thereof, merger, consolidation or otherwise.

                 7. Reacquired Shares. Any shares of Series D Convertible Preferred Stock, which are redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and the number of authorized shares of Series D Convertible Preferred Stock shall be reduced accordingly.

                 8. Pari Passu Treatment. Except as and to the extent expressly set forth hereinabove, each of the Series D Convertible Preferred Stock, the Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Convertible Preferred Stock"), the Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Convertible Preferred Stock"), of the Corporation and the Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), of the Corporation shall be pari passu to the other in all respects, including without limitation with respect to voting rights (and which the holders of Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall vote as a single class on all matters for which such holders are entitled to vote, including any vote required by law, the Restated Certificate of Incorporation of the Corporation, any Certificates of Designations of the Corporation or otherwise), liquidation preference, redemption rights and preference and rights to receive dividends.

                 IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Corporation by its Chairman and Chief Executive Officer this day of October, 1997.


                                     AURORA ELECTRONICS, INC.



                                     By_____________________________________
                                         Jim C. Cowart
                                         Chairman and Chief
                                           Executive Officer